Exhibit 21.1

Subsidiaries of EP Energy LLC

As of June 1, 2015

Subsidiary	Jurisdiction	% Owned
EP Energy Global LLC	Delaware	100%
EP Energy Management, L.L.C.	Delaware	100%
EP Energy Resale Company, L.L.C.	Delaware	100%
EP Energy Gathering Company, L.L.C.	Delaware	100%
EP Energy E&P Company, L.P.(1)	Delaware	99%
Crystal E&P Company, L.L.C.	Delaware	100%
EnerVest Energy, L.P.(2)	Delaware	23%
Everest Acquisition Finance Inc.	Delaware	100%

(1) 1% held by EP Energy Management, L.L.C., as general partner

(2) Remaining percentage owned by unaffiliated parties